Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements No. 333-77625 and 333-81962 on Forms S-8 of On-Site Sourcing, Inc. of our report dated January 31, 2002, relating to the balance sheet of On-Site Sourcing, Inc. as of December 31, 2001 and the related statements of income, stockholders’ equity and cash flows for the years ended December 31, 2001 and 2000, which report appears in this Annual Report of On-Site Sourcing, Inc.

/s/ Reznick Fedder & Silverman

Bethesda, Maryland
March 25, 2003